Exhibit 99.1

Release Immediately	August 19, 2005

Press Release

Contact: Dennis Guthrie

217-787-5111

ILLINI ANNOUNCES BOARD OF DIRECTORS’ PRELIMINARY APPROVAL OF
GOING PRIVATE MERGER TRANSACTION AND INTENT TO DEREGISTER
STOCK WITH THE SECURITIES AND EXCHANGE COMMISSION

SPRINGFIELD, ILLINOIS - The Board of Directors of Illini Corporation (OTC Bulletin Board: ILIN) announced today that it has preliminarily approved a going private merger transaction in which holders of less than 200 shares of the Company’s common stock would receive $40.50 in cash for each share of Company common stock that they held prior to merger.  Shareholders owning 200 shares or more will continue to hold their shares.  The last sales price for a share of Illini common stock prior to announcement of this transaction was $39.00 on August 15, 2005.

The proposed transaction is subject to shareholder and regulatory approvals and is intended to reduce the number of Illini holders of record to under 300, the level at which the Company is required to continue to file periodic reports with the SEC.  As a result, if completed, Illini intends to terminate the registration of its stock with the SEC and cause the stock to cease to be traded on the OTC Bulletin Board.  The Board of Directors believes that the increasing costs of being a “public” company is not justified by the benefits, given the Company’s limited trading activity.  The Company intends to hold a special shareholders’ meeting, at which the matter will be considered, in early 2006.

Details of the transaction may be found in Illini’s Preliminary Proxy Statement that will be filed with the SEC.  Illini plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related matters.  Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by Illini at the SEC’s website or from the Company by directing requests to the attention of Dennis Guthrie, Chief Financial Officer, Illini Corporation, 3200 West Iles Avenue, Springfield, IL 62711, telephone number 217-787-5111.

This press release is only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock.

This press release may contain forward-looking statements that involve assumptions and potential risks and uncertainties.  Illini’s future results could differ materially from those discussed herein.  Readers should not place undue reliance on any forward-looking statements, which are applicable only as of the date hereof.